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                                                                 EXHIBIT (h)(24)

                  AMENDMENT NO. 10 TO ADMINISTRATION AGREEMENT

      This AMENDMENT NO. 10, dated the 1st day of April, 2005, is made by and between ABN AMRO FUNDS, a Delaware statutory trust (the "Trust"), operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and ABN AMRO INVESTMENT FUND SERVICES INC., an Illinois corporation (the "Administrator") (collectively, the "Parties").

                                WITNESSETH THAT:

      WHEREAS, the Trust and the Administrator originally entered into an Administration Agreement dated June 17, 1999, as amended to date, wherein the Administrator agreed to provide certain administrative services to each series of the Trust (the "Agreement"); and

      WHEREAS, the Parties wish to amend the Agreement to change the fees set forth on Schedule B to the Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree to amend Schedule B to the Agreement in the form attached hereto as Schedule B.

      This Amendment shall take effect upon the day and month first written above.

      IN WITNESS WHEREOF, the Parties hereto have caused this Amendment consisting of one type written page, together with Schedule B, to be signed by their duly authorized officers as of the day and month first above written.

ABN AMRO FUNDS                          ABN AMRO INVESTMENT FUND
                                        SERVICES, INC.

By:    /s/ Gerald Dillenburg            By:    /s/ Laura Hlade
    ------------------------------          ----------------------------------
Title: C.O.O.                           Title: Vice President

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                                   SCHEDULE B

                                  FEE SCHEDULE

      Each Fund will pay the Administrator on the first business day of each month a fee for the previous month at the rates listed below. The fee for the period from the effective date of this Agreement to the end of such month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

I. ASSET BASED FEES:

            .0490% of less than $7.4 billion of the aggregate average daily net assets of the Funds; and

            .0465% of the Funds' aggregate average daily net assets over $7.4 billion.

II. MONTHLY BASE FEE:

            The monthly base fee will be $1,000 per portfolio, excluding out-of-pocket expenses.

III. OUT-OF-POCKET EXPENSES:

The Administrator shall be entitled to collect all out-of-pocket expenses. Out-of-pocket expenses include, but are not limited to, the following:

- Postage of Board meeting materials and other materials to the Trust's Board members and service providers (including overnight or other courier services)

- Telecommunications charges (including FAX) with respect to communications with the Trust's trustees, officers and service providers

- Duplicating charges with respect to filings with federal and state authorities and Board meeting materials

-     Courier services

-     Pricing services

- Forms and supplies for the preparation of Board meetings and other materials for the Trust by the Administrator

-     Vendor set-up charges for Blue Sky services

-     Customized programming requests

-     Travel expenses

-     SEC filings on EDGAR

-     N-CSR preparation and filing expenses

-     Funds' proxy voting recordkeeping and filing expenses

- Third-party database charges for information used in reports to the Board including, but not limited to, Lipper, Strategic Insight, Morningstar, and Simfund.

-     DataPath system charges

-     Training expenses

-     Such other expenses as are agreed to by the Administrator and the Trust

IV. IRA ADMINISTRATIVE SERVICES

Shareholder Account Fees:  $15.00 per account per year

The account fee shall be waived for shareholders who maintain an aggregate IRA balance of $50,000 or greater.